Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International Announces
Record Sales in Fourth Quarter 2007

•	Record fourth quarter sales totaled $128.8 million, up 11% from the fourth quarter of 2006 and in-line with Company guidance
•	2007 full-year sales totaled $490.3 million, an increase of 34% from 2006
•	Q4 reported net loss was $10.5 million, or $0.62 per diluted share, including $21.0 million ($12.8 million net of tax, or $0.76 per share) in non-cash write-downs of certain intangible assets
•	2007 full-year net income was $11.0 million, or $0.64 per diluted share
•	Orthofix also announced it is exploring the divestiture of its orthopedic fixation assets

HUNTERSVILLE, N.C., Feb 21, 2008– Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that total revenue for the fourth quarter ended December 31, 2007 was $128.8 million, an increase of 11% over the fourth quarter of 2006.

Revenue for the full-year 2007 was $490.3 million, which was an increase of 34% compared with 2006.

The reported fourth quarter net loss totaled $10.5 million, or $0.62 per diluted share.

Additionally, adjusted net income, excluding specified non-cash items was $7.6 million or $0.45 per diluted share in the fourth quarter, as indicated in the table below.

Reported earnings for the full year 2007 were $11.0 million, or $0.64 per diluted share.

Additionally, adjusted net income, excluding specified non-cash items for the full year 2007 was $44.4 million, or $2.61 per share, as indicated on the table in the Regulation G Supplemental Information Schedule attached.

“In a quarter with mixed results, we were disappointed with our fourth quarter earnings. However, we were pleased with the balanced revenue growth across each of our core business units in the fourth quarter and during the full-year of 2007,” said CEO Alan Milinazzo.

Non-GAAP Performance Measures

The table below presents a reconciliation between net income/(loss) calculated in accordance with generally accepted accounting principles (GAAP) and one non-GAAP performance measure, referred to as “adjusted net income, excluding specified non-cash items”, that excludes from net income/(loss) the items specified in the table.  Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measure is useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

Fourth Quarter	Q407		Q406
	($000's)	Impact Per Diluted Share	($000's)	Impact Per Diluted Share

Reported GAAP net income	$(10,515)	$(0.62)	$7,403	$0.44

Specified Non-Cash Items:
Non-cash write-down of certain intangible assets	12,803	0.76	---	---
Non-cash BREG amortization	861	0.05	826	0.05
Non-cash Blackstone amortization	1,796	0.11	1,927	0.11
Equity compensation expense (FAS 123R)	2,662	0.16	1,722	0.10

Adj. net income, excluding specified non-cash items	$7,607	$0.45	$11,878	$0.70

NOTE: Some calculations may be impacted by rounding.  See full-year Reconciliation of Non-GAAP Performance Measure in the Regulation G Supplemental Information Schedule included with this release.

Revenue

Total fourth quarter sales in the Company’s spine sector grew 10% year-over-year, to $64.2 million.  Implant and biologic revenue from Blackstone Medical (Blackstone) was $30.5 million, including international revenue, which was an increase of 8% compared with fourth quarter sales in 2006.  Implant and biologic revenue growth in the fourth quarter was impacted by lower than expected levels of Trinity bone growth matrix available for sale and the termination and replacement of a large distributor during the quarter.

For the full year, spine revenues totaled $243.2 million, a 68% increase over the full year 2006.  This increase reflects the acquisition of Blackstone, which was completed at the end of September 2006.  For the full year 2007 implant and biologic revenue grew 30%, including international revenue, compared with full year 2006 (including the period prior to Orthofix’s ownership).

Fourth quarter revenue from Orthofix’s orthopedic business rose 21%, to $30.0 million, compared with the prior year.

Full-year orthopedic revenue was $111.9 million, up 17% from the full year 2006.

In the fourth quarter Orthofix’s sports medicine business grew 9% year-over-year, to $23.0 million.

Sports medicine revenue for the full-year grew 11% compared with 2006, to $87.5 million.

Gross Margin

The gross margin percentage in the fourth quarter of 2007 was 73.2%, which was 100 basis points lower than the fourth quarter of 2006.  The decrease is primarily attributable to the initial stocking sale to a new European distributor, which was structured at lower than normal gross margins.

The gross margin percentage for the full year 2007 was 73.7%, a decrease of 70 basis points compared with the prior year.

Operating Expenses

Fourth quarter sales and marketing (S&M) expenses as a percent of revenue decreased by 290 basis points year-over-year, to 37.3%.  The year-over-year decrease in the S&M ratio is primarily due to costs incurred in the fourth quarter of 2006 in connection with the Blackstone acquisition.

Fourth quarter general and administrative (G&A) expenses increased by 350 basis points in the fourth quarter, to 18.1% of sales.  The increase in the G&A ratio reflected the impact of approximately $1.7 million ($1.2 million net of tax, or $0.07 per share) of employee transition costs, which included the Company’s previously announced appointment of a new chief financial officer.

The higher G&A ratio also included the impact of approximately $1.5 million ($944,000 net of tax, or $0.06 per share) of costs incurred during the fourth quarter as part of the Company’s strategic initiatives. This primarily included the exploration of options related to the potential divestiture of the fixation assets in its orthopedic business unit.  The Company has not yet identified a buyer for these fixation assets, and no agreements have been signed.

Additionally, the higher G&A ratio included approximately $3.0 million of costs in excess of budgeted amounts that related to professional fees associated with audit and tax planning projects, and employment and employee benefit matters.

Research and development (R&D) expenses as a percent of revenues were 4.6% in the fourth quarter of 2007.  This was a decrease of 90 basis points year-over-year. Full-year 2007 R&D expenses decreased $30.8 million, primarily due to a $40.0 million write-off of in-process R&D associated with the acquisition of Blackstone.

Amortization expense in the fourth quarter of 2007 was $4.4 million, compared with $3.5 million in the fourth quarter of 2006.  Full year amortization expense was $18.2 million, an increase of $9.3 million over the prior year.  The full-year increase was due primarily to the amortization of expenses associated with the Blackstone acquisition.

During the fourth quarter, the Company wrote down approximately $21.0 million ($12.8 million, net of tax or $0.76 per share) of certain intangible assets, primarily related to a trademark recorded in connection with the acquisition of Blackstone.

Other Income and Expenses

Orthofix reported fourth quarter net interest expense of $6.5 million, compared with interest expense of approximately $5.7 million in the fourth quarter of 2006.  The higher expenses in the fourth quarter of 2007 were primarily due to interest of approximately $500,000 ($310,000 net of tax, or $0.02 per share) paid on short-term indebtedness incurred in the Company’s Italian operations as the result of increased inventories of recently introduced internal fixation devices.  Full year 2007 interest expense of $23.7 million was approximately $17.6 million higher than the prior year primarily as a result of indebtedness incurred in association with the acquisition of Blackstone.

Taxes

The tax rate in the fourth quarter of 2007 was approximately 28%.  Orthofix’s tax rate during the fourth quarter was affected by tax rate changes in various jurisdictions that resulted in a $1.3 million write-down of deferred tax assets on the Company’s balance sheet, with the majority of the write-down related to a tax rate change in Italy.  The full year tax rate in 2007 was approximately 26%.

Conference Call

Orthofix will host a conference call on Friday February 22nd at 10:00 AM Eastern time to discuss the Company’s financial results for the fourth quarter of 2007.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 33891026.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 33891026.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

– Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2007	2006	2007	2006

Net sales	$128,835	$116,140	$490,323	$365,359
Cost of sales	34,485	29,960	129,032	93,625
Gross profit	94,350	86,180	361,291	271,734

Operating expenses (income)
Sales and marketing	48,036	46,722	186,984	145,707
General and administrative	23,283	16,973	72,902	53,309
Research and development	5,907	6,441	24,220	54,992
Amortization of intangible assets	4,446	3,464	18,156	8,873
Impairment of certain intangible assets	20,972	0	20,972	0
KCI settlement, net of litigation costs	0	0	0	(1,093)
	102,644	73,600	323,234	261,788
Operating income (loss)	(8,294)	12,580	38,057	9,946

Interest income/(expense), net	(6,478)	(5,742)	(23,677)	(6,125)
Other income/(expense), net	132	2,731	418	2,524
Income (loss) before minority interests and income tax	(14,640)	9,569	14,7986,345

Minority interests	(10)	(26)	(63)	(26)
Income (loss) before income tax	(14,650)	9,543	14,735	6,319

Income tax benefit (expense)	4,135	(2,140)	(3,767)	(13,361)
Net income (loss)	$(10,515)	$7,403	$10,968	$(7,042)

Net income (loss) per common share - basic	$(0.62)	$0.45	$0.66	$(0.44)

Net income (loss) per common share - diluted	$(0.62)	$0.44	$0.64	$(0.44)

Weighted average number of common shares outstanding - basic	16,913,322	16,406,353	16,638,873	16,165,540

Weighted average number of common shares outstanding - diluted	16,913,322	16,788,889	17,047,587	16,165,540

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	As of	As of
	December 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$25,064	$25,881
Restricted cash	16,453	7,300
Trade accounts receivable, net	108,900	104,662
Inventory, net	93,952	70,395
Deferred income taxes	11,373	6,971
Prepaid expenses and other current assets	25,035	18,759
Total current assets	280,777	233,968

Securities and other investments	4,427	4,082
Property, plant and equipment, net	33,444	25,311
Goodwill and Intangible assets, net	550,243	574,229
Deferred taxes and other long-term assets	16,773	24,695
Total assets	$885,664	$862,285

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$8,704	$78
Current portion of long-term debt	3,343	3,334
Trade accounts payable	24,715	23,544
Other current liabilities	36,544	34,084
Total current liabilities	73,306	61,040

Long-term debt	294,588	312,055
Deferred income taxes	75,908	95,019
Other long-term liabilities	7,922	1,536
Total liabilities	451,724	469,650

Shareholders' equity
Common shares	1,704	1,645
Additional paid-in capital	157,349	128,297
	159,053	129,942

Retained earnings	258,201	248,433
Accumulated other comprehensive income	16,686	14,260
Total shareholders' equity	433,940	392,635

Total liabilities and shareholders' equity	$885,664	$862,285

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the year ended December 31,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$10,968	$(7,042)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,531	16,457
Amortization of debt costs	1,085	501
Acquired in process research and development	-	40,000
Provision for doubtful accounts	7,326	5,475
Deferred taxes	(12,168)	(12,363)
Stock-based compensation	11,913	7,912
Minority interest	10	26
Step up of fair value in inventory	2,718	1,001
Charge for impairment of certain intangible assets	20,972	-
Other	(5,826)	(1,340)
Change in operating assets and liabilities:
Restricted cash	(9,153)	6,582
Accounts receivable	(8,685)	(10,308)
Inventories	(22,745)	(13,868)
Prepaid expenses and other current assets	(5,855)	(4,521)
Accounts payable	303	6,448
Current liabilities	2,102	(26,789)
Net cash provided by operating activities	21,496	8,171

Cash flows from investing activities:
Investments in affiliates and subsidiaries	(3,142)	(342,290)
Capital expenditures - tangible	(18,537)	(11,225)
Capital expenditures - intangible	(8,692)	(1,388)
Net cash used in investing activities	(30,371)	(354,903)

Cash flows from financing activities:
Net proceeds from issuance of common stock	15,053	11,507
Tax benefit on non-qualified stock options	2,145	2,175
(Repayment of) proceeds from long-term debt	(17,458)	330,000
Payment of debt issuance costs	(184)	(5,884)
Proceeds from bank borrowings	8,131	(29,974)
Net cash provided by financing activities	7,687	307,824

Effect of exchange rate changes on cash	371	1,003

Net decrease in cash and cash equivalents	(817)	(37,905)
Cash and cash equivalents at the beginning of the year	25,881	63,786
Cash and cash equivalents at the end of the period	$25,064	$25,881

Net sales by market sector for the periods ended December 31,
(In US$ millions)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Increase	2007	2006	% Increase

Spine	$64.2	$58.3	10%	$243.2	$145.1	68%
Orthopedics	30.0	24.7	21%	111.9	95.8	17%
Sports Medicine	23.0	21.1	9%	87.5	79.1	11%

	117.2	104.1	13%	442.6	320.0	38%

Vascular	4.6	5.8	-21%	19.9	21.2	-6%
Other	7.0	6.2	13%	27.8	24.2	15%

Total	$128.8	$116.1	11%	$490.3	$365.4	34%

Net sales by business segment for the periods ended December 31,
(In US$ millions)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Increase	2007	2006	% Increase

Domestic	$44.0	$39.4	12%	$166.7	$152.6	9%

Blackstone	30.0	28.1	7%	115.9	28.1	n/m

Breg	21.9	20.3	8%	83.4	76.2	9%

International	32.9	28.3	16%	124.3	108.5	15%

Total	$128.8	$116.1	11%	$490.3	$365.4	34%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in four sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for the full-year 2007.  A similar reconciliation for the fourth quarter of 2007 appears in the body of the release to which this Supplemental Schedule is attached.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the 4th quarters of 2007 and 2006, included in the body of this release, and for the full years of 2007 and 2006 that is included in Section 1 of this Supplemental Information Schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

Reconciliation of Non-GAAP Performance Measures

Full year 2007	Full-Year 2007		Full-Year 2006
	($000's)	Impact Per Diluted Share	($000's)	Impact Per Diluted Share

Reported GAAP net income	$10,968	$0.64	$(7,042)	$(0.44)

Specified non-cash items:
Non-cash write-down of certain intangible assets	$12,803	0.75	---	---
Write-off of in-process R&D related to Blackstone acquisition	---	---	40,000	2.47
Non-cash BREG amortization	3,444	0.20	3,310	0.20
Non-cash Blackstone amortization	8,951	0.53	1,927	0.12
Equity compensation expense (FAS 123R)	8,276	0.49	4,724	0.29

Adj. net income, excluding specified non-cash items	$44,442	$2.61	$42,919	$2.64

Section 2

Description of 4th Quarter Specified Non-Cash Items

•	Non-cash Write-down of Certain Intangible Assets – write-down of intangible assets, primarily related to a trademark recorded in connection with the acquisition of Blackstone.
•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of Blackstone, net of tax.  This includes amortization related to intangible assets as well as the step-up of inventory being amortized as a part of the cost of goods sold in 2006.

•	Equity Compensation Expense - equity compensation expense related to FAS 123R.

Description of Full Year Specified Non-Cash Items

•	Non-cash Write-down of Certain Intangible Assets - write-down of intangible assets, primarily related to a trademark recorded in connection with the acquisition of Blackstone.

•
Write-off of In-process R&D associated with Blackstone acquisition- the write-off of approximately $40 million of in-process R&D as part of the purchase accounting associated with the Blackstone acquisition.

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of Blackstone, net of tax.  This includes amortization related to intangible assets as well as the step-up of inventory being amortized as a part of the cost of goods sold in 2006.

•	Equity Compensation Expense - equity compensation expense related to FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measure

Management uses a non-GAAP measure, referred to as “adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses this non-GAAP measure as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses this non-GAAP measure to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measure are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

Non-GAAP adjusted net income, excluding additional specified non-cash items, and the per share amounts based on this measure, may have limitations as analytical tools, and this non-GAAP measure should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of this non-GAAP performance measure are that it excludes items that reflect an economic cost to the Company and can have a material effect on cash flows.  For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the Company’s non-GAAP measures.  Similarly, stock compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measure by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP numbers reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measure to its most directly comparable GAAP measure, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing a non-GAAP measure that excludes certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of this non-GAAP performance measure also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with a non-GAAP performance measures.